UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2015

diaDexus, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0-26483	94-3236309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

349 Oyster Point Boulevard, South San Francisco, California 94080

(Address of Principal Executive Offices)(Zip Code)

Registrant’s telephone number, including area code: (650) 246-6400

N/A

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Directors

On January 7, 2015, Andrew Galligan, James Panek and Charles Patrick each resigned as a member of the Board of Directors (the “Board”) of diaDexus, Inc. (the “Company”). At the time of their resignation, Messrs. Galligan, Panek and Patrick were each serving as a member of the Audit Committee of the Board and Mr. Patrick was also serving as a member of the Nominating and Corporate Governance Committee of the Board. The resignations by Messrs. Galligan, Panek and Patrick are not due to any disagreement with the Company relating to the Company’s operations, policies or practices. In connection with such resignations, the Board has reduced the number of authorized directors to five.

Election of Directors

On January 7, 2015, the Company announced that the Board has appointed Elizabeth Hutt and James Sulat to serve as members of the Board, effective January 7, 2015. Ms. Hutt will serve on the Audit Committee and Compensation Committee of the Board and Mr. Sulat will serve as chair of the Audit Committee of the Board, and as a member of the Nominating and Corporate Governance Committee of the Board.

Ms. Hutt, age 48, has 25 years of commercial and leadership experience in the life sciences industry. Ms. Hutt is a member of the board of directors and is the chief executive officer of NuGEN Technologies, Inc. (“NuGEN”), a global leader in the development, manufacture and sale of genomic sample preparation products for analysis on leading genetic platforms, such as next generation sequencing systems. She joined NuGEN in 2004 as vice president, commercial responsible for establishing NuGEN’s brand, portfolio strategy and global sales and technical support infrastructure. Ms. Hutt moved into the chief executive officer role in 2006 and under her continued leadership, NuGEN has commercialized numerous proprietary products for use in research and diagnostic applications. Prior to joining NuGEN, Ms. Hutt held commercial management roles with Tripos, Inc., Affymetrix, Inc., and Life Technologies, Inc. during significant growth phases of these businesses. Ms. Hutt received her M.S. in Business Administration from Central Michigan University and a B.A. in Chemistry from Michigan State University. The Company believes that Ms. Hutt is qualified to serve as a member of the Board due to her extensive experience in the life sciences industry as a chief executive officer, together with her leadership and management experience.

Mr. Sulat, age 64, has served as chair of the board of directors for Momenta Pharmaceuticals, Inc., since 2008, as the vice chair of the supervisory board for Valneva SE since 2013, and as a member of the board of directors for AMAG Pharmaceuticals, Inc., since 2014. Previously, Mr. Sulat served as the chief executive officer, chief financial officer and a member of the board of directors of Maxygen, Inc., a biopharmaceutical company, from October 2009 to June 2013. Prior to that, he served as the chief financial officer of Memory Pharmaceuticals Corp., a biopharmaceutical company, from February 2008 through September 2008, and previously served as Memory Pharmaceuticals’ president and chief executive officer from May 2005 through February 2008 and as a member of the board of directors of Memory Pharmaceuticals from May 2005 through January 2009. Mr. Sulat received a B.S. in Administrative Sciences from Yale University, and an M.B.A. and an M.S. in Health Services Administration from Stanford University. The Company believes that Mr. Sulat is qualified to serve as a member of the Board due to his extensive experience in the life sciences industry as a chief executive officer and chief financial officer, together with his leadership and management experience and his service as a director of other biopharmaceutical companies.

There are no family relationships between Ms. Hutt or Mr. Sulat and any director or executive officer of the Company, and Ms. Hutt and Mr. Sulat have no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a).

A copy of the press release announcing the appointment of Ms. Hutt and Mr. Sulat to the Board is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release titled “diaDexus, Inc. Announces Appointment of James Sulat and Elizabeth Hutt to its Board of Directors” dated January 7, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

diaDexus, Inc.

Date: January 7, 2015	By:	/s/ Lori Rafield
Lori Rafield, Ph.D., Interim Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release titled “diaDexus, Inc. Announces Appointment of James Sulat and Elizabeth Hutt to its Board of Directors” dated January 7, 2015.